Exhibit 99.1

Press Release

Bio-Rad Laboratories, Inc. Co-Founder and Director Emeritus Alice Schwartz Passes Away

HERCULES, Calif.— September 29, 2025 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced that Alice N. Schwartz, Bio-Rad’s co-founder and Director Emeritus, passed away on September 25, 2025, at the age of 99.

Mrs. Schwartz co-founded Bio-Rad in 1952 in Berkeley, California, together with her husband David Schwartz shortly after graduating with a biochemistry degree from the University of California, Berkeley.

The company began by developing specialty chemicals for life science research and later expanded into clinical diagnostics. Alice Schwartz was instrumental in the development of Bio-Rad's first test kit for thyroid function in the 1960’s, which was based on separation techniques and materials developed for life science research. This innovation marked Bio-Rad's entry into the field of clinical diagnostics, and set the stage for the company's future growth and success.

Mrs. Schwartz played a key role in Bio-Rad’s achievements and remained an active Board member until 2022. Her leadership and passion for scientific discovery created a legacy that continues to inspire the company and the broader scientific community.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with approximately 7,500 employees, and $2.6 billion in revenues in 2024. Our customers include universities, research institutions, hospitals, and biopharmaceutical companies, as well as clinical, food safety and environmental quality laboratories. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com
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